Exhibit 2.3
2011
Warrantors
Contributing Equityholders
ML Family Trust
and
Purchaser

Warranty Deed

Hogan Lovells

Hogan Lovells

THIS DEED is made on	19 May	2011
BETWEEN:
(1)	Those persons whose names and addresses are set out in Schedule 1 Part A (together the Warrantors and each a Warrantor);

(2)	IGENZA CIN AB, a company incorporated in Sweden (registered number 556722-6634) whose registered office is at c/o Phadia AB, PO BOX 6460, SE-75137, Uppsala, Sweden (the Contributing Shareholder) (and, together with those persons whose names and addresses are set out in Schedule 1 Part B, the Contributing Equityholders);

(3)	MICHAEL LAND FAMILY TRUST of Marshall and Ilsley Trust Company, 111 E. Kilbourn Suite 200, Milwaukee, WI 53202 (the ML Family Trust); and

(4)	THERMO FISHER SCIENTIFIC INC., a corporation incorporated in Delaware, United States of America, of 81 Wyman Street, Waltham, Massachusetts, United States of America (the Purchaser).
WHEREAS:
(A)	The Purchaser intends to acquire the entire issued share capital of the Company pursuant to the terms of the Sale and Purchase Agreement.

(B)	This Deed sets out the terms on which the Warrantors will give certain Warranties to the Purchaser in relation to the Group.
THE PARTIES AGREE as follows:
1.	INTERPRETATION

1.1	In this Deed:

Accounts	means the audited consolidated financial statements of the Group for the financial year which ended on 31 December 2010;

Affiliate	means in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, in each case from time to time;

Anti-Bribery Law	means (a) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (b) the UK Bribery Act 2010 and any regulations issued thereunder and (c) any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption;

Anti-Trust Laws	means Legal Requirements that prohibit, restrict or regulate actions having the purpose or effect of any monopoly or restraint of trade or lessening of competition, whether through any concentration, merger, acquisition or otherwise;

Bank Facilities	means the bank facilities of the Group as set out in the Annex initialled by the parties for identification;

Business	means the business carried on by the Group at the date of this Deed;

Business Day	means a day other than a Saturday or Sunday or public holiday in England and Wales, Sweden and the United States on which banks are open in London, Stockholm and New York for general commercial business;

CB Subsidiary Undertakings	means the subsidiary undertakings of the Company listed in Schedule 5 of this Deed and a Subsidiary Undertaking shall mean any one of them;

Claim	means any claim by the Purchaser for breach of the Warranties;

Closing	means the closing of the Sale and Purchase Agreement in accordance with its terms;

Closing Date	shall have the meaning given in Schedule 8 of the Sale and Purchase Agreement;

Company	means CB Diagnostics Holding AB, a company incorporated in Sweden with registered number 556712-9050 whose registered address is c/o Phadia AB, Box 6460, SE-751 37 Uppsala, Sweden;

Computer Hardware	means any and all computer and network equipment used by the Group;

Computer Software	means any and all computer programs in both source and object code form used by the Group, including all modules, routines and sub-routines thereof and all source materials relating thereto, including user requirements, functional specifications and programming specifications, programming languages, algorithms, file structures, coding sheets and coding;

Computer Systems	means all the Computer Hardware and/or Computer Software;

Conditions	means the Closing Conditions as such term is defined in Schedule 8 of the Sale and Purchase Agreement;

Contributing Parties	means, together, the Warrantors, the Contributing Equityholders and the ML Family Trust;

Data Room Index	means the index of date room documents in the agreed form;

Data Room Information	means the materials and information made available for inspection by the Purchaser and its advisers on-line in the data room administered by Merrill Corporation not less than one Business Day prior to the date of this Deed, details of which are set out in the Data Room Index;

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Disclosure Letter	means the letter from the Warrantors to the Purchaser (together with any documents attached to it) in relation to the Warranties having the same date as this Deed the receipt of which has been acknowledged by the Purchaser;

Dismissal	means, in respect of any Warrantor, the termination or constructive termination of his/her employment with the relevant Group Company (the Relevant Employment). For the avoidance of doubt, termination of a Warrantor’s Relevant Employment for reasons of (a) voluntary resignation or (b) summary dismissal under that Warrantor’s existing service contract, shall not qualify as a Dismissal;

Encumbrance	means any interest or equity of any person or Governmental Entity (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, licence, security interest, deferred purchase, title retention, right of set off or any other security agreement or arrangement, or any agreement to create any of the above;

Environmental	means:

(a) land, including, without limitation, surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b) water, including without limitation, coastal and inland, waters, surface waters, ground waters and water in drains and sewer; and

(c) air, including, without limitation, air inside buildings and other natural and man-made structures above or below ground,

and the term Environmental shall be construed accordingly;

Environmental Law	means applicable law (whether civil, criminal or administrative), common law, statute, subordinate legislation, treaty, regulation, directive, decision, by-law, code, order, notice, demand, decree, injunction, resolution, judgement or resolution of a government, supranational, federal, state or local government, statutory, administrative or regulatory body, court, agency or association in any part of the world in which the Group carries on business, in each case, is binding on the Group Companies and concerns (a) the prevention of pollution or protection of the Environment, (b) the prevention of harm to the health of humans beings arising in connection with exposure to Hazardous Substances other than Hazardous Substances present in the fabric of any man-made structure or (c) the health and safety of workers;

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Environmental Permit	means an approval from any Governmental Entity that is required for a particular operation or activity as the result of any Environmental Law and such permits are not limited to the permit document itself but can include and/or incorporate by reference information contained in permit applications, agency correspondence, environmental sampling and monitoring reports, compliance reports and similar documents;

Extended Longstop Date	has the meaning assigned to it in the Sale and Purchase Agreement;

Fairly Disclosed	means disclosed in sufficient detail to enable a reasonable purchaser with knowledge and experience of the diagnostics industry to understand (solely by reference to the disclosure) the nature and financial and operational effect on the Company and the Business of the matter disclosed;

Governmental Entity	means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

Group	means the Company and each Subsidiary Undertaking;

Group Company	means the Company or a Subsidiary Undertaking;

Hazardous Substances	means a natural or artificial substance or organism which, if generated, manufactured, processed, used, treated, stored, distributed, disposed of, transported or handled (alone or combined with another substance or organism) is or proves to be harmful, in the quantities in which it is present at the Properties, to the Environment or a living organism, or which is prohibited or restricted under Environmental Law;

Indebtedness	means, without duplication (a) any obligation of any Group Company for borrowed money (including all obligations for principal and interest, premiums and penalties thereon), (b) any payment obligations of any Group Company evidenced by any note, bond, debenture or other debt security, (c) any payment obligations of any Group Company secured by a mortgage, (d) any payment obligations of any Group Company as lessee or lessees under leases that have been recorded in the accounts of the Group Company as capital leases, (e) all obligations of any Group Company for the reimbursement of letters of credit, bankers acceptance or similar credit transactions and (f) all obligations of the types described in clauses (a) through (e) above the payment of which is guaranteed, directly or indirectly, by any Group Company;
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Intellectual Property	means any rights in or to intellectual property (of any kind, in any jurisdiction, whether or not registered or registrable) including without limitation, patents, Trade Marks, registered designs, domain names, applications for any of those rights, trade and business names, unregistered trade marks and service marks, logos, copyrights, rights in designs, database rights and rights in confidential information (including Know How);

Intellectual Property Rights	means all Intellectual Property owned, used or required to be used by a Group Company;

Interim Accounts	means the consolidated financial statements of the Group for the period 1 January 2011 to 31 March 2011;

Key Employee	means any of Magnus Lundberg, Anders Lundmark, Jean Forcione, Peter Silfwerbrand, Hakan Englund, Stefan Eschbach, Ulrika Svensson, David Esposito, Santiago Pulido, Koichi Iwai and Patrick de Lobel;

Key Warranties	means those statements contained in paragraphs 1, 3, 6.1, 6.2, 14.1, 14.2 and 20.4 of Schedule 2;

Know How	means all confidential technical information (including, but not limited to formulae, designs, specifications, drawings manuals, computation models, process descriptions, software (including object and source codes)) which at Closing is or has been used or held, developed, generated, created or acquired for use in, or for the benefit of the Business:

Last Accounting Date	means 31 March 2011;

Longstop Date	has the meaning assigned to it in the Sale and Purchase Agreement;

Management Accounts	means the consolidated financial statements of the Group for the period 1 April 2011 to 30 April 2011;

Management Escrow Account	means the interest-bearing deposit account in the name of the Management Escrow Agent or such other account as the Contributing Parties, Reprsentatives and the Purchaser may from time to time designate in writing for the purpose of holding the Management Escrow Amount;

Management Escrow Agent	means J. P. Morgan Chase Bank, N.A., London branch;

Management Escrow Account	means the agreement(s) in the Agreed Form among the Warrantors, the Contributing Equityholders, the ML Family Trust, the Purchaser and the Management Escrow Agent setting out the terms of operation of the Management Escrow Account;

Management Escrow Amount	means €25,000,000;
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Management Escrow Period	means the period ending on the earlier of (a) 12 months following the Closing Date and (b) the date on which the auditors of the Target Companies release their audit opinion in respect of the accounts of the Target Companies for the financial year ending 31 December 2011;

Permit	means a permit, licence, consent, approval, certificate, registration or other authorisation in each case required under law, rules or regulation for the operation of the Business;

Properties	means the freehold and leasehold properties, summary details of which are set out in Schedule 4 of this Deed;

Purchaser Group	means the Purchaser and its Subsidiaries from time to time;

Q&A Responses	means the written responses to queries raised by the Purchaser, and provided by or on behalf of the Warrantors to the Purchaser dated 18 May 2011 and attached to the Disclosure Letter;

Sale and Purchase Agreement	means the sale and purchase agreement dated on or about the date of this Deed among, inter alia, the Seller, the Purchaser and the Purchaser Guarantor, as amended from time to time;

Seller	means CB Diagnostics Luxembourg S.R.L a company incorporated in the Grand Duchy of Luxembourg with registered number B122.409 of 4, rue Albert Borscbette, L-1246 Luxembourg;

Shares	means 100,000 shares at 1 SEK each held by the Seller, comprising the entire allotted, issued and to be issued share capital of the Company;

Target Companies	has the meaning given to it in the Sale and Purchase Agreement;

Tax and Taxation	mean any form of taxation and any levy, duty, charge, withholding or impost of a similar nature (including any penalty or interest payable in connection with, or with any failure to pay or any delay in paying, any of the same);

Tax Authority and Taxation Authority	means any Governmental Entity anywhere in the world that is a taxing authority, and that is competent to impose, collect or administer any Taxation;

Taxes Act	means the Income and Corporation Taxes Act 1988;

Tax Legislation	means any statute, statutory instrument, enactment, law, by-law, directive, decree, ordinance, regulation or legislative provision or generally applicable ruling, issued or adopted providing for, imposing or relating to Tax;

Trade Marks	means trade marks and service marks in any jurisdiction, which are registered or protected by law, including rights of a similar nature and applications for the same;
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Transaction	means the acquisition by the Purchaser of the entire issued share capital of the Company pursuant to the terms of the Sale and Purchase Agreement;

Transaction Documents	has the meaning assigned to it in the sale and Purchase Agreement;

Warranty	means a statement contained in Schedule 2 (and Warranties means all those statements);

Warranty Liability	means, in respect of each Warrantor, the Contributing Equityholders and the ML Family Trust, that individual’s maximum aggregate liability under this Deed, such amount being set out opposite that individual’s name in column 2 of paragraph 1.3 of Schedule 3; and

Warranty Proportion	means, in respect of each Warrantor, the Contributing Equityholders and the ML Family Trust, the proportion set out opposite his/her name in column 3 of paragraph 1.3 of Schedule 3.
1.2	In this Deed, a reference to:

(a)	a subsidiary undertaking or parent undertaking is to be construed in accordance with section 1162 of the Companies Act 2006;

(b)	liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument provided that the Warrantors shall not be obliged to make any payment in respect of a Claim that relates to a contingent liability until the contingent liability to which that Claim relates becomes an actual liability;

(c)	a document in the agreed form is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

(d)	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Deed and in force as at the date of this Deed and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Deed and in force at the date of this Deed;

(e)	a person includes a reference to any individual, firm, company, corporation or other body corporate, government state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

(f)	words denoting one gender shall include each gender and all genders;

(g)	an individual includes a reference to that individual’s legal personal representatives;

(h)	a party includes a reference to that party’s successors and permitted assigns;
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(i)	a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Deed;

(j)	a phrase introduced by the term include, including, in particular or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term;

(k)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official of any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

(l)	times of the day is to London time (unless otherwise stated) and time shall be of the essence in the interpretation of this Agreement.

1.3	The headings in this Deed do not affect its interpretation.

1.4	Where any Warranty is qualified by reference to materiality (including the phrase in all material respects), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Business taken as a whole.

2.	WARRANTIES

2.1	Subject to the limitations set out in clause 3, each of the Warrantors severally warrants to the Purchaser that, so far as he is actually aware (and expressly excluding from that expression any constructive or imputed knowledge), having made all reasonable enquiries of each of the other Warrantors, each Warranty (other than the Key Warranties) is true and accurate at the date of this Deed.

2.2	Subject to the limitations set out in clause 3, each of the Warrantors severally warrants to the Purchaser that each Key Warranty is true and accurate at the date of this Deed.

2.3	The Warranties are qualified by the facts and circumstances Fairly Disclosed in the (a) Sale and Purchase Agreement, (b) Disclosure Letter, (c) Data Room Information and (d) the Q&A Responses.

2.4	The Warrantors confirm that they have used their reasonable endeavours to identify the relevant warranty or warranties against which the specific disclosures set out in the Disclosure Letter are disclosed. For the avoidance of doubt, any failure on the part of the Warrantors in this regard will not operate to increase their liability under this Deed or the Disclosure Letter.

2.5	The Warrantors undertake not to make any claim against a Group Company or a director, officer or employee of a Group Company which they may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting the Warrantors to give a Warranty or prepare the Disclosure Letter, other than in respect of a claim arising as a result of any fraud, bad faith or deliberate concealment by a Group Company or a director, officer or employee of a Group Company.
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2.6	Each Warranty is to be construed independently and (except where this Deed provides otherwise) is not limited by a provision of this Deed or another Warranty.

2.7	The Warranties shall not in any respect be extinguished or affected by Closing.

2.8	The Warrantors acknowledge that the Purchaser has relied upon the Warranties on entering into the Sale and Purchase Agreement.

3.	LIMITATIONS ON THE CONTRIBUTING PARTIES’ LIABILITY

The provisions of Schedule 3 of this Deed shall apply to limit the Contributing Parties’ liability in relation to any Claim.

4.	MANAGEMENT ESCROW ACCOUNT

4.1	Conditional upon payment of the Escrow Amount (as such term is defined in the Sale and Purchase Agreement) in accordance with the terms of the Sale and Purchase Agreement, the Contributing Parties each agree that the Seller is irrevocably authorised to contribute an amount equal to their respective Warranty Liability into the Management Escrow Account on and with effect from Closing.

4.2	The Management Escrow Account shall be established and operated in accordance with the terms of Schedule 6 for recourse by the Purchaser in order to satisfy any liability of the Contributing Parties pursuant to any breach of the Warranties.

5.	RESTRICTIVE COVENANTS

5.1	For the purposes of this clause 5:

Relevant Business means any business which competes with any portion of the business of the Target Companies as carried out on the Closing Date; and

Relevant Period means the period commencing on the Closing Date and ending on the date falling 18 months from the Closing Date.

5.2	Each Warrantor hereby undertakes to the Purchaser, with the intent of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Group Companies, and as a constituent part of the agreement for the sale of the Shares, that he or she will not during the Relevant Period (save as otherwise specified):

(a)	directly or indirectly and whether for his or her own account or in partnership with another or others or as agent for another or others engage in or be concerned with or interested in any Relevant Business;

(b)	without prejudice to the generality of the provisions contained in clause 5.2(a), directly or indirectly solicit, interfere with or endeavour to entice away from the Purchaser Group any person who is at the date of this Deed a director or employee of a Group Company having a base salary in excess of €125,000 per annum (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company) nor knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person; or

(c)	without prejudice to the generality of the provisions contained in clause 5.2(a),
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directly or indirectly solicit or canvas the business of or accept orders from or otherwise deal with any customer or supplier of any Relevant Business or interfere with any such customer or supplier for the purpose of competing against any Relevant Business.

5.3	The restrictions contained in clause 5.2 will not prevent a Warrantor:

(a)	from considering and accepting an application of employment in response to a general recruitment advertisement published generally and not targeted at him or her or from a recruitment agency without solicitation from him or her; or

(b)	from considering and accepting an application of employment following his/her Dismissal by any member of the Purchaser Group; or

(c)	from holding, for investment purposes, all and any shares or securities in any body corporate including those dealt in on a recognised investment exchange (as defined by the Financial Services and Markets Act 2000 or related legislation) and in each case representing not more than 5 per cent of any voting equity in respect of such body corporate.

5.4	Each undertaking and agreement contained in clause 5.2 will be read and construed independently of the other undertakings and agreements herein contained and if any undertaking or agreement is held to be invalid whether as an unreasonable restraint of trade or for any other reason the remaining undertakings and agreements will continue to apply to the extent that they will not also be held to be invalid.

5.5	Each of the undertakings in clause 5.2 is a separate undertaking (each of which will be enforceable by the Purchaser separately and independently) and is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction will apply with such modifications as may be necessary to make it valid and enforceable.

6.	COSTS

6.1	The Purchaser and the Contributing Parties shall pay their own costs relating to the negotiation, preparation, execution and performance by it of this Deed and of each document referred to in it and otherwise in connection with the Transaction.

6.2	No Group Company shall be responsible for paying the Warrantors’ costs relating to the negotiation, preparation, execution and performance by it of this Deed and of each document referred to in it and otherwise in connection with the Transaction.

7.	GENERAL

7.1	No amendment, variation, release or waiver under this Deed shall be valid unless it is in writing and (in the case of any amendment, variation or release) is made by deed and expressed to be supplemental to this Deed and provided it is executed by or on behalf of each party to this Deed.

7.2	The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not impair or constitute waiver of the right or remedy or an impaiment of or a waiver of other rights of remedies. No single or partial exercise of
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a right or remedy provided by this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

7.3	The rights and remedies contained in this Deed are cumulative and not exclusive of rights or remedies provided by law.

8.	ASSIGNMENT

8.1	This Deed shall be binding on and enure for the benefit of the successors of each of the parties to this Deed.

8.2	Subject to clause 6.3, unless the Warrantors and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 6 shall be void.

8.3	The Purchaser may without the consent of the Warrantors (a) assign, pledge or otherwise transfer (by way of security or otherwise) its rights and benefits under this Deed to its lenders in connection with any debt or other financing or (b) assign, Pledge or otherwise transfer its rights, benefits and obligations under this Deed to any direct or indirect wholly-owned subsidiary of the Purchaser Guarantor provided that, in case of sub-clause 6.3(b), the Purchaser remains liable for such subsidiary’s due and punctual performance of its obligations hereunder.

9.	NOTICES

9.1	A notice or other communication under or in connection with this Deed (a Notice) shall be:

(a)	in writing;

(b)	in the English language; and

(c)	delivered personally or sent by recorded delivery post or a courier service of international repute to the party due to receive the Notice to the address set out in clause 9.3 or to another address specified by that party by not less than 7 days written notice to the other parties, such notification of the address having been received by the other parties before the Notice was despatched.

9.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a)	delivered personally, when left at the address referred to in clause 9.3;

(b)	sent by recorded delivery, on the date of recorded delivery at the address of the party due to receive the Notice; and

(c)	sent by a courier service of international repute, on the date of acknowledgement of receipt at the address of the party due to receive the Notice.

9.3	For the purpose of clause 9.1(c) and subject to clause 9, notices shall be sent to the addresses and to persons for whom attention is marked as set out below:

(a)	for each Warrantor:
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	For the attention of:	Address:	Fax:

	The Warrantor	The address set out against that Warrantor’s name in Schedule 1	—

With copies to:

	Contributing Parties’ Representatives	The address set out against their respective names in Schedule 1	—

	Alan Greenough	Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG	+44 (0)20 7296 2001

(b)	for the Contributing Equityholders:

	For the attention of:	Address:	Fax:

	Ulrika Svennson	Ulrika Svensson, Danarövägen 41b,l8256 Danderyd, Sweden	—

With copies to:

	Contributing Parties’ Representatives	The addresses set out against their respective names in Schedule 1	—

	Alan Greenough	Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG	+44 (0)20 7296 2001

(c)	for the ML Family Trust:

	For the attention of:	Address:	Fax:

	The Trustee	Marshall and Ilsley Trust Company, 111 E. Kilbourn Suite 200, Milwaukee, WI 53202	—

With copies to:

	Contributing Parties’ Representatives	The addresses set out against their respective names in Schedule 1	—

	Alan Greenough	Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG	+44 (0)20 7296 2001

and

(d)	for the Purchaser:
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For the attention of:	Address:	Fax:
General Counsel	81 Wyman Street, Waltham, Massachusetts, United States of America	001 781 622 1283

With copies to:
Hal J. Leibowitz	WilmerHale, 60 State Street, Boston, MA 02109	+1 617 526 5000

Tim Matthews	WilmerHale, Alder Castle, 10 Noble Street, London EC2V 7QJ	+44 (0)20 7645 2424
10.	GOVERNING LAW AND JURISDICTION

10.1	This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by, and interpreted in accordance with, English law.

10.2	Except as expressly provided otherwise in this Deed, the English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Deed including, without limitation, disputes arising out or in connection with (a) the creation, validity, effect, interpretation performance or non-performance of, or the legal relationships established by, this Deed and (b) any non-contractual obligations arising out of or in connection with this Deed provided that the Purchaser may bring any action in the Courts of Sweden and the Courts of Luxembourg in order to enforce the acquisition of the Shares and subject to the foregoing each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

10.3	The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be Thermo Electron Limited (attention Nicola Ward) currently of Solaar House, 19 Mercers Row, Cambridge CB5 8B2 and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being. The Purchaser irrevocably undertakes not to revoke the authority of this agent.

10.4	The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Deed. Such agent shall be appointed as soon as reasonably practicable and in any event no later than ten Business Days before the Closing Date and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller irrevocably usdertakes not to revoke the authority of this agent.

11.	CONTRIBUTING PARIES’ REPRESENTATIVES

11.1	Each of the Contributing Parties appoints Magnus Lundberg and Anders Lundmark to:
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(a)	be its representatives in respect of any provisions of this Deed where he, she or it (whether individually or with others) is required or entitled to give or receive any written notice, consent, application or election (the Contributing Parties’ Representatives);

(b)	act on its behalf in relation to all matters which this Deed expressly provided to be agreed or done by the Contributing Parties’ Representatives; and

(c)	to be its agent to receive service of any claim form, application notice, order, judgment or other process issues in connection with any proceedings.

11.2	The following provisions shall apply in relation to any appointment under this clause 11:

(a)	any communication in respect of any matter within the authority of the Contributing Parties’ Representatives described in this clause 11 shall be deemed (unless the context otherwise requires) to be provided to the Contributing Parties’ Representatives as nominee for all of the Contributing Parties. In any event (notwithstanding anything to the contrary in this Deed), any notice served on the Contributing Parties’ Representatives will be deemed to have been validly served at the same time on each of the Contributing Parties in relation to whom it is required to be served; and

(b)	the Contributing Parties shall be entitled to appoint representative(s) in place of the representative(s) named in this clause 11 provided that no such appointment will take effect unless notice of the proposed appointment, setting out the substitute representative’s full name, address, telephone and facsimile number is given to the Purchaser has been obtained.

11.3	If on any occasion there is no Management Representative(s), or the Purchaser for any reason does not wish to deal with the Contributing Parties’ Representative, the Purchaser shall be entitled to deal with the Contributing Parties collectively instead of dealing with the Contributing Parties’ Representatives.

12.	ENTIRE AGREEMENT

12.1	This Deed and each document referred to in such documents constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Deed.

12.2	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same document. This Deed shall not take effect until it has been executed by all parties to this Deed.

12.3	The Purchaser acknowledges that no provisions are to be regarded as implied into this Deed, save for those implied by law and which are not lawfully capable of being excluded. All implied provisions lawfully capable of being excluded are excluded for all purposes.

12.4	The Purchaser accepts that, except as set out in the Sale and Purchase Agreement, this Deed or the Disclosure Letter, it is not relying on any representation, warranty or on any other information or statement of opinion or belief, including, without limitation, replies to due diligence enquiries, whether written or oral, express or implied, and whether made or given by the Warrantors or any of their advisers, which is not
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expressly comprised within or the subject of any of the Warranties. Nothing in this clause 10.4 or in the Warranties is intended to or shall in any way limit the ability of the Purchaser to make a claim for or to recover for fraud or fraudulent misrepresentation.

13.	TERMINATION

13.1	This Deed is conditional on the Closing Conditions being fulfilled in accordance with the terms of the Sale and Purchase Agreement. If the Conditions have not been satisfied by 11.59 pm on the Longstop Date or the Extended Longstop Date (as the case may be), this Deed shall terminate with effect from that date.

13.2	If this Deed terminates in accordance with clause 13.1 then the obligations of the parties shall automatically terminate and no party shall have any liabilities to or rights against any other party under this Deed (save for fraud or fraudulent misrepresentation).

14.	THIRD PARTY RIGHTS

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from that Act, other than the Seller in connection with the provisions of clause 4.
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SCHEDULE 2
WARRANTIES
1.	SHARES AND SUBSIDIARY UNDERTAKINGS
1.1	The Shares
(a)	The Shares comprise the whole of the Company’s allotted and issued share capital, have been validly issued and are fully paid or credited as fully paid.
(b)	There is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person (other than another Group Company) of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company or any Group Company (including, without limitation, an option or right of pre-emption or conversion).
(c)	The information set out in Schedule 5 is true and accurate.
(d)	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to the Shares.

1.2	Subsidiary Undertakings
(a)	The Company does not have any subsidiary undertakings other than the Subsidiary Undertakings.
(b)	The Company has no interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than the Subsidiary Undertakings.

(c)	Each allotted and issued share in the capital of each Subsidiary Undertaking is legally and beneficially owned by a Group Company alone and is fully paid or credited as fully paid.

(d)	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to a share or unissued share in the capital of a Subsidiary Undertaking other than an Encumbrance arising as a result of security granted in relation to the Bank Facilities.

2.	ACCOUNTS

2.1	General
(a)	The Accounts show a true and fair view of the assets, liabilities, cash flow and state of affairs of the Group as at the Last Accounting Date and the profits and losses of the Group for the financial year ended on the Last Accounting Date.

(b)	The Accounts were prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in Sweden at the time of signature of the balance sheet and audit report comprised in the Accounts.
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(c)	The Accounts were not affected to any material extent by any transaction entered into other than on arm’s length terms with any of the Warrantors or any persons connected with them.

(d)	Taking fully into account the basis on which they were prepared, the Interim Accounts give a materially fair view of the assets, liabilities, cash flow and state of affairs of the Group as at 31 March 2011 and the profits and losses of the Group for the three month period ended on 31 March 2011.

(e)	The Interim Accounts were not affected to any material extent by any transaction entered into other than on arm’s length terms with any of the Warrantors or any persons connected with them.

(f)	The Management Accounts were prepared on a basis consistent with the basis of preparation of the management accounts of the Group for the period of 12 months preceding the Accounts Date.

3.	CHANGES SINCE THE LAST ACCOUNTING DATE

3.1	Since the Last Accounting Date, the Business has been operated in the ordinary and usual course consistent with past practice without any material interruption and no Group Company has made or agreed to make or defer any payment or receipt other than in the ordinary and usual course of trading consistent with past practice.

3.2	Since the Last Accounting Date

(a)	no Group Company has, other than in the usual course of its business consistent with past practice, acquired or disposed of, or agreed to acquire or dispose of, an asset at a cost of (or with a value of) €500,000 or more;

(b)	no Group Company has issued, factored, sold or agreed to sell any Indebtedness;

(c)	no Group Company has:
(i)	made, or agreed to make, individual items of capital expenditure exceeding in total €1,000,000; or

(ii)	incurred, or agreed to incur, a commitment or commitments involving individual items of capital expenditure exceeding in total €1,000,000;
(d)	no Group Company has declared, paid or made a dividend or distribution;

(e)	no resolution of the shareholders of any Group Company has been passed;

(f)	no Group Company has created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things;

(g)	no Group Company has entered into any contract, liability, transaction or commitment directly or indirectly with, or made any payments to, the Seller or any of its Affiliates; and

(h)	no Group Company has made a material change to its policy on the management of working capital, including the approval and settlement of trade creditors.
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4.	TAX

4.1	The Group has paid, deducted or withheld all Tax which it has become liable to pay, deduct or withhold and which has fallen due and is not liable to pay a penalty, surcharge, fine or interest in connection with Tax. No Tax Authority has agreed to operate any special arrangement or is conducting any investigation in relation to the affairs of the Group.

4.2	The Group is not involved in a formal dispute in relation to Taxation. So far as the Warrantors are aware, there are no circumstances in existence which are likely to give rise to a material dispute in relation to Taxation in respect of the Group. In the three years immediately preceding the date of this Deed, no Taxation Authority has investigated or indicated in writing that it intends to investigate the Group’s Taxation affairs save for routine inspections and enquiries.

4.3	In the three years ending on the date of this Deed, no Group Company has materially failed to comply with applicable informational and filing requirements of a relevant Taxation Authority.

4.4	No material transaction in respect of which any consent or clearance from any Taxation Authority was required has been entered into or carried out by any Group Company without such consent or clearance having been properly obtained.

4.5	Each Group Company is, and has at all times in the three years immediately preceding the date of this Deed been, resident for Taxation purposes in the jurisdiction in which it is incorporated, and has not at any time been treated (including pursuant to any double taxation arrangement) as resident in any other jurisdiction for any Taxation purposes.

4.6	All material transactions between Group Companies which are resident for tax purposes in different tax jurisdictions are on arm’s length terms.

4.7	In the three years ending on the date of this Deed, each Group Company has made all payments, deductions, withholdings or reductions as it should have made in respect of any remuneration or benefits of any kind paid or provided to employees, sub-contractors or workers supplied by agencies in respect of Taxation, national insurance or social security contributions, and all sums payable by each Group Company to any Taxation Authority in respect of such amounts have been, or will before Closing be, paid to the relevant authority within the prescribed time limits.

4.8	Each Group Company, which is required to be registered for the purposes of value added tax, is so registered.

4.9	The Accounts include accruals for all Taxes incurred through the last Accounting Date and the Interim Accounts include accruals for all Taxes incurred through 31 March 2011.

5.	ASSETS

5.1	A Group Company owns or has the right to use each material asset necessary for the effective operation of the Business as currently conducted.

5.2	All the material assets which are owned by a Group Company (other than: (1) assets which are the subject matter of operating or finance or capital leases, details of which
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are contained in the Data Room Information, or (ii) contracts entered into in the ordinary course of business consistent with past practice and continuing retention of title clauses (or similar clauses)) are:

(a)	legally and beneficially owned solely by it free from any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business); and

(b)	where capable of possession, in the possession or under the control of it.

5.3	In circumstances where any asset, the replacement cost of which exceeds €1,000,000, is used as part of the Business but is not owned by a Group Company, there has not occurred any event of default or any other event or circumstance which would entitle any person to terminate any agreement or licence in respect of such use.

6.	INTELLECTUAL PROPERTY

6.1	The documents in folder 05.01 in the Data Room Information contain complete details of all the registered Intellectual Property Rights (and applications therefor) in respect of which a Group Company is the registered or beneficial owner or applicant for registration, all of which are legally and beneficially owned by that Group Company, and such rights comprise all the Intellectual Property materially required to carry on the Business as it is currently carried on.

6.2	All renewal and other registry fees in respect of the registered Intellectual Property Rights (and applications therefor) due and payable as at the date of this Deed have been paid in a timely fashion.

6.3	No Group Company has, in the last twelve months, received any written notice of any infringement by it of any third party rights in Intellectual Property. None of the current or, in the last twelve months, past activities of any Group Company is materially infringing or has materially infringed the Intellectual Property of any person.

6.4	No Group Company has, in the last twelve months, received any written notice that any of the registered Intellectual Property Rights are invalid. None of the Intellectual Property Rights is invalid or unenforceable.

6.5	There are no disputes with third parties in respect of any Intellectual Property Rights. No Group Company has, in the last twelve months, given (or directed that any representative give) any written notice alleging any infringement by any third party of any Intellectual Property Rights. So far as the Warrantors are aware no third party is infringing or has, in the last twelve months, infringed any Intellectual Property Rights of any Group Company.

6.6	Other than in the ordinary course of business consistent with past practice, no Group Company has granted or is obliged to grant a licence or other right in respect of any of the Intellectual Property Rights to any third party, and no such licence or other right has been granted or is required to be granted, which could materially adversely affect the Business. No Group Company has granted or is obliged to grant an exclusive licence or other right in respect of any material Intellectual Property Rights to any third party, and no such licence or other right has been granted or is required to be granted.
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6.7	Except to the extent disclosed in the Data Room Information, no Group Company is licensed to use any material Intellectual Property or requires any such licence for the purposes of conducting its Business as presently conducted.

7.	PRODUCT LIABILITY

There have not been any product recalls with respect to any products of any Group Company since 17 January 2007 and so far as the Warrantors are aware, there is no basis or circumstances existing for any such recall.

8.	COMPUTER SYSTEMS

8.1	A Group Company legally and beneficially owns or has authority to access and use all Computer Systems used by or necessary for the operation of the Business.

8.2	Each Group Company has all the necessary licences in relation to its ownership of or use of and access to the Computer Systems.

8.3	No Group Company has experienced, in the last twelve months, any material disruption to its business as a result of (a) any security breach of any Computer Systems or (b) the failure of any Computer Systems.

8.4	No written notice has been either (a) received by a Group Company or (b) notified to the Group that a claim has been made by a third party which alleges that the use or exploitation by the Group Companies of Computer Software infringes or is likely to infringe the Intellectual Property of a third party or which otherwise disputes the ownership of the Intellectual Property in the Computer Software by the Group Companies.

8.5	No claim has been made by the Group Companies which alleges that a third party is infringing or is likely to infringe the Intellectual Property comprised in the Computer Software.

9.	INSURANCE

9.1	The Disclosure Letter contains a list of each insurance and indemnity policy in respect of which a Group Company has an interest (the Policies).

9.2	Material details of any material claims that are outstanding under any of the Policies are contained in the Disclosure Letter.

9.3	All premiums due in relation to the Policies have been paid and no Group Company has received any written notice advising that insurance cover under any of the Policies material to its business has been varied or withdrawn.

10.	PROPERTY

10.1	The Properties comprise all the land and premises currently owned or leased by the Group. The Group has valid title to all material Properties.

10.2	The information set out in Schedule 4 of this Deed is true and accurate.
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10.3	There are no properties previously owned (whether freehold or leasehold) by the Group in respect of which the Group has any ongoing actual or potential material liability.

10.4	With respect to each Property:

(a)	there are no (i) pending or, so far as the Warrantors are aware, threatened condemnation proceedings relating to such owned real property or (ii) pending or, so far as the Warrantors are aware, threatened litigation or administrative actions; and

(b)	there are no outstanding options or rights of first refusal to purchase such owned real property, or any portion thereof or interest therein.

10.5	With respect to any real property leases that are reduced to writing:

(a)	such lease is legal, valid and in full force and effect with respect to the applicable Group Company and, so far as the Warrantors are aware, against each other party thereto; and

(b)	neither the applicable Group Company nor, so far as the Warrantors are aware, any other party, is in material breach or violation of, or default under, any such lease.

11.	AGREEMENTS

11.1	Other than as set out in the Data Room Information, no Group Company is:

(a)	a member of a joint venture, consortium, partnership or association (other than a bona fide trade association) or a party to any agreement relating to any of the foregoing; or

(b)	a party to a distributorship, agency, franchise or management agreement or arrangement with a value in excess of €500,000 (and value for these purposes means turnover per annum).

11.2	Other than as contained in the Data Room Information, no Group Company is a party to or is liable under:

(a)	an agreement with a value in excess of €250,000 (and value for these purposes means turnover per annum) entered into other than in the usual course of its business;

(b)	an agreement, licence, arrangement or obligation with a value in excess of €250,000 (and value for these purposes means turnover per annum) entered into other than by way of a bargain at arm’s length;

(c)	agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of €250,000 per annum or having a remaining term longer than 12 months;

(d)	any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of €2,000,000, or (iii) in which any Group Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
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(e)	any agreement (or group of related agreements) outside the usual course of business under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalised lease obligations) involving more than €500,000 or under which it has imposed (or may impose) any lien on any of its assets, tangible or intangible;

(f)	any agreement for the disposition of any significant portion of the assets or business of any Group Company (other than sales of products in the ordinary course of business consistent with past practice) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the ordinary course of business consistent with past practice);

(g)	any agreement concerning confidentiality (outside of the ordinary course of business consistent with past practice);

(h)	any agreement involving more than the sum of €125,000 and involving any current or former officer, director or shareholder of any Group Company or an Affiliate thereof (other than employment agreements and terms related thereto); and

(i)	any agreement under which any Group Company is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

11.3	No party with whom a Group Company has entered into an agreement, licence, arrangement or obligation which is material in the context of the Business as a whole (which shall include each agreement, license and arrangement set out in the Data Room Information) (a Material Agreement) has given notice of its intention to terminate, or has sought to repudiate of disclaim, the agreement, licence, arrangement or obligation.

11.4	Each Material Agreement is binding and in full force and effect with respect to each Group Company party thereto and, so far as the Warrantors are aware, with respect to each other party thereto. No Group Company nor any party with whom a Group Company has entered into a Material Agreement is in breach of that agreement, arrangement or obligation.

11.5	No person (either individually or jointly with another person) has bought from or sold to the Group, either in the financial year of the Group ended on the Last Accounting Date or since the Last Accounting Date, more than five per cent, of the total amount of all purchases or sales made by the Group as a whole in that period.

11.6	Save as disclosed in the Data Room Information, no Group Company is a party to any agreement, licence or arrangement with a value in excess of €250,000 under which, by virtue of the Transaction, (a) any other party is entitled to be relieved of any obligation or become entitled to exercise any right (including any termination right or any pre-emption right or other option) or (b) any Group Company would lose any benefit, right or licence which it currently enjoys or (c) a liability or obligation of a Group Company is likely to be created or increased.

12.	EMPLOYEES

12.1	The Disclosure Letter contains complete and accurate details of the terms of employment (including salary details) of all Key Employees.
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12.2	All of the employees of the Group whose annual salary exceeds €150,000 are employed on the basis in all material respects of the terms and conditions of employment stated in one of the various standard forms of terms and conditions of employment, offer letters or employment agreement that are disclosed in the Data Room Information.

12.3	(a) The Group has not given notice of termination or received notice of resignation from any of the Key Employees.

(b) No Group Company has retained any individual under the terms of a consultancy agreement which, at the date of this Deed, has a term of 12 months or more.

12.4	Other than in respect of the Key Employees, there is no employment contract between the Group and any of its employees which cannot be terminated by the Group by six months’ notice or less (excluding any longer notice periods implied by law or statutory claims for damages or compensation in any relevant jurisdiction).

12.5	The basis of the remuneration payable to any Key Employees of the Group at the date of this Deed is the same as that in force as at the Last Accounting Date. Save as provided for in the Disclosure Letter or Data Room Information, the Group is not under any contractual or other obligation to increase the rates of remuneration of or make any bonus or incentive or other similar payment to any of the Key Employees or groups of employees at any future date.

12.6	Other than as disclosed in the Data Room Information there is no share incentive scheme, profit sharing plan or arrangement, share option scheme, bonus scheme or other form of incentive scheme in existence for all or any of the employees of the Group nor has any proposal or commitment to establish such a scheme been made or announced.

12.7	Save as disclosed in the Data Room Information, the Group has no agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its employees.

12.8	The Group is not involved in a dispute with a trade union, works council, staff association or other body representing any of its employees, no industrial action involving any employee(s) of the Group has taken place within the period of 12 months ending with the date of this Deed and so far as the Warrantors are aware no such future dispute, or industrial action, has been threatened.

13.	PENSIONS AND OTHER BENEFITS

13.1	Definitions

For the purpose of paragraph 13.2 to 13.4:

Disclosed Schemes means the arrangements that have been disclosed in the Disclosure Letter; and

Relevant Employee means a director or employee or former director or employee of a Group Company.
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13.2	General

Save for the Disclosed Schemes, there is not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice for the payment of, or payment of a contribution towards, a pension, allowance, lump sum or other similar benefit on retirement, death, termination of employment (whether voluntary or not) for the benefit of a Relevant Employee or a Relevant Employee’s dependants.

13.3	Information

(a)	True and complete copies of the material documents governing the Disclosed Schemes or incorporation or stating any material obligations of the Group with regard to the Disclosed Schemes have been disclosed in the Data Room Information.

(b)	Full and complete details as at 31 December 2010 concerning the number of participants in, or members of, each Disclosed Scheme have been disclosed in the Data Room Information, together with each member or participant’s date of joining the applicable Scheme.

(c)	The rates at which the Group is paying contributions to any of the Disclosed Schemes has been disclosed in the Data Room Information.

(d)	No discretion or power has been exercised under the Disclosed Schemes in respect of a Relevant Employee to:
(i)	augment benefits;

(ii)	admit to membership a Relevant Employee who would not otherwise have been eligible for admission to membership; or

(iii)	provide a benefit which would not otherwise be provided.
(e)	Save as disclosed in the Data Room Information, no changes have been made or announced by the Group to the eligibility requirements or rules of, or contribution rates to, any of the Disclosed Schemes.

13.4	Contributions to the Disclosed Schemes

(a)	No contribution due to the Disclosed Schemes, which has fallen due prior to the date of this Deed, is unpaid.

(b)	There is no agreement between any Group Company and the trustees of the Disclosed Schemes to make any payment to clear or reduce any deficit (if any) in respect of any Disclosed Scheme.

(c)	No contribution notice, financial support direction, or restoration order has been served on or issued to the Group by any Government, court, regulator or other person of competent jurisdiction and so far as the Warrantors are aware there is no fact or circumstance which could give rise to any such notice or direction.
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14.	GUARANTEES AND INDEMNITIES

14.1	No Group Company is a party to or is liable under a guarantee, indemnity or other agreement to secure or incur a material financial or other obligation with respect to obligations of another person who is not a Group Company.

14.2	No part of the loan capital, borrowings or indebtedness in the nature of borrowings of the Group is dependent on the guarantee or indemnity of, or security provided by, another person who is not a Group Company.

15.	FINANCIAL OBLIGATIONS AND INSOLVENCY

15.1	Except as disclosed in the Accounts or in the Disclosure Letter, no Group Company has outstanding and has agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings.

15.2	The Group has not exceeded the borrowing limits to which it is subject under the Bank Facilities or under any other facility of the Group relating to Indebtedness.

15.3	No Group Company is insolvent or unable to pay its debts as they fall due.

15.4	No liquidator (or similar person in any relevant jurisdiction) has been appointed in relation to any Group Company. No notice or order has been given or filed with the court of an intention to appoint a liquidator (or similar person in any relevant jurisdiction). No petition or application has been presented or order made for the appointment of a liquidator (or similar person in any relevant jurisdiction) in respect of any Group Company.

16.	LITIGATION AND COMPLIANCE WITH LAW

16.1	No Group Company is a party to any civil, criminal, arbitration, administrative or other proceeding with a potential value or loss in excess of €500,000 (other than in relation to the collection of debts arising in the ordinary course of business of that Group Company).

16.2	No civil, criminal, arbitration, administrative or other proceeding with a potential value or loss in excess of €500,000 is pending or threatened by or against a Group Company (other than in relation to the collection of debts arising in the ordinary course of business of that Group Company).

16.3	Each Group Company has conducted its business and dealt with its assets in all material respect in accordance with all applicable material legal, regulatory and administrative requirements in each jurisdiction in which it currently conducts its business.

16.4	No Group Company nor, as far as the Warrantors are aware, any of its employees has in violation of any applicable Anti-Bribery Laws, offered, paid, promised or authorised payment of anything of value during the past three years to any government official, political party or political candidate for the purpose of:

(a)	influencing any act or decision of such person in their official capacity;

(b)	inducing such person to do or omit to do any act in violation of the lawful duty of such person;
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(c)	securing any improper advantage; or

(d)	inducing such person to use their influence with a government to affect or influence any act or decision of such government,

in each case in order to assist such Group Company in obtaining or retaining business.

17.	PERMITS

17.1	Each Group Company has all material Permits required in order to carry on its business in each jurisdiction in which such Group Company currently conducts its business and all such material Permits are valid and subsisting and will not terminate by virtue of the Transaction.

17.2	No Group Company is in material breach of the Permits and no Group Company has been notified that any Permit may be suspended, revoked or not renewed in whole or in part.

18.	ENVIRONMENTAL MATTERS

18.1	The Group has obtained any material Environmental Permit required for the proper conduct of the Business and is complying, and has since 1 January 2010 complied in all material respects, with the terms and conditions of any such Environmental Permit.

18.2	The Group is complying, and has since 1 January 2010 complied in all material respects, with Environmental Law.

18.3	The Group is not involved in any litigation proceedings under Environment Law which are outstanding at the date of the Agreement.

18.4	No Group Company has received any notice currently outstanding from any relevant authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any material Environmental Permit.

19.	BROKERAGE OR COMMISSIONS

No person is entitled to receive a finder’s fee, brokerage or commission from the Group in connection with this Deed or the transactions contemplated by the Sale and Purchase Agreement.

20.	COMPETITION

20.1	The Group has not received any process, notice or other communication (formal or informal) by or on behalf of any Governmental Entity in relation to: (a) any agreement, arrangement, concerted practice or course of conduct to which any members of the Group is, or is alleged to be, a party; or (b) any action, conduct, practice or behaviour of any Group Company.

20.2	The Group is not subject to any order, judgment, decision or direction given by any Governmental Entity, or party to any undertaking or assurance given to any such Governmental Entity, in relation to Antitrust Laws which is still in force.
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20.3	No Group Company is a party to any agreement or arrangement, the particulars of which have been furnished to any national competition authorities, commission of the European Communities or EFTA Surveillance Authority.

20.4	No Group Company is a party to any agreement or arrangement which restricts or prohibits the ability of a Group Company to trade in any particular market or jurisdiction.

21.	INFORMATION

21.1	The Data Room Information contains complete and up-to-date copies of all material hire purchase contracts, finance leases and information regarding financing break fees payable or repayment charges relating to any Indebtedness.

21.2	Taking into account the time available, the Q&A Responses have been prepared with due attention and the contents therein are, as at the date given, accurate in all material respects.
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SCHEDULE 3
LIMITATIONS ON THE CONTRIBUTING PARTIES’ LIABILITY
1.	LIMITATION ON QUANTUM AND RECOVERY

1.1	The Contributing Parties are not liable for any single Claim unless:
(a)	the amount of the liability pursuant to that single Claim (and, for these purposes, a number of Claims arising out of the same or similar subject matter, facts, events or circumstances may be aggregated and form a single Claim) exceeds, in the case of a Key Warranty, €100,000, and in the case of any other Warranty, €25,000; and

(b)	the aggregate amount of the liability of the Contributing Parties for all Claims not excluded by sub-paragraph (a) exceeds, in the case of a Key Warranty, €1,000,000 and in the case of any other Warranty, €500,000 (in which case the Purchaser shall be able to claim all amounts resulting from such Claim (not excluded by sub-paragraph (a)) and not just the excess over €1,000,000 or €500,000 (as the case may be).

1.2	Subject to paragraph 1.3 below:

(a)	the Warrantors’ total liability in respect of all Claims is limited to €15,261,940 (the Warrantors’ Contribution);

(b)	the Contributing Shareholder’s total liability in respect of all Claims is limited to €5,927,190 (the Contributing Shareholder’s Contribution);

(c)	the remaining Contributing Equityholders’ total liability in respect of all Claims is limited to €1,946,930 (the Remaining Contributing Equityholders’ Contribution); and

(d)	the ML Family Trust’s total liability in respect of all Claims is limited to €1,863,940 (the ML Family Trust’s Contribution).

1.3	The aggregate maximum liability of each of the Contributing Parties for all Claims shall be the amount set out opposite his/its name in column (2) below. The liability of each of the Contributing Parties in respect of a Claim shall be limited to an amount equal to that person’s Warranty Proportion of such Claim.

	(2)	(3)
(1)	AGGREGATE	WARRANTY
CONTRIBUTING	LIABILITY	PROPORTION
PARTY	(€)	(%)
Magnus Lundberg	4,474,570	17.90
Anders Lundmark	2,380,470	9.52
Jean Forcione	774,800	3.10
Peter Silfwerbrand	1,190,230	4.76
Hakan Englund	1,190,230	4.76
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	(2)	(3)
(1)	AGGREGATE	WARRANTY
CONTRIBUTING	LIABILITY	PROPORTION
PARTY	(€)	(%)
Stefan Eschbach	1,190,230	4.76
Koichi Iwai	286,310	1.15
Santiago Pulido	1,835,900	7.34
Patrick de Lobel	1,190,230	4.76
Ulrika Svensson	180,790	0.72
David Esposito	568,180	2.27
Contributing Shareholder	5,927,190	23.70
ML Family Trust	1,863,940	7.46
Anthony Notarthomas	229,050	0.92
Dennis Kane	400,840	1.60
Fred M Martin	229,050	0.92
Jim Palmere	400,840	1.60
Matt Mannino	229,050	0.92
Robert Reinhardt	229,050	0.92
Stephen Trebing	229,050	0.92
1.4	For the purposes of calculating the amount of liability for any Claim which counts towards the de minimis amount (set out in paragraph 1.1(a)), there shall be excluded from any Claim the amount of any costs, expenses and other liabilities (together with any VAT thereon) incurred or to be incurred by the Purchaser in connection with the making of any such Claim.

2.	TIME LIMITS FOR BRINGING CLAIMS

2.1	The Contributing Parties are not liable for a Claim in respect of any Claim unless the Purchaser has notified the Contributing Parties of the Claim stating in reasonable detail the nature of the Claim and the Purchaser’s bona fide estimate of the amount claimed (to the extent then known) on or before the expiry of the Management Escrow Period.

2.2	A Claim notified in accordance with paragraph 2 of this Schedule 3 and not satisfied, settled or withdrawn is unenforceable against the Contributing Parties on the expiry of the period of 6 months starting on the day of notification of the Claim, unless proceedings in respect of the Claim have been properly issued and validly served on the Contributing Parties.
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3.	REMEDIABLE BREACHES

Each of the Contributing Parties shall not be liable for any Claim to the extent that the fact, matter, event or circumstance giving rise to that Claim is remediable and is remedied by or at the expense of the Contributing Parties within twenty-eight days of the date on which written notice of the Claim is given to him provided that any loss, costs or expense which is the subject of the Claim is reduced by such remedial action.

4.	SPECIFIC LIMITATIONS

The Contributing Parties are not liable in respect of a Claim:

4.1	to the extent that the matter giving rise to the Claim would not have arisen but for, or is increased as a result of:

(a)	an act, omission or transaction by the Purchaser Group, or at the request or direction of a member of the Purchaser Group or director, employee or member of the Purchaser Group (except for any act, omission or transaction which is in the ordinary course of business and consistent with prior practice);

(b)	the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body after the date of this Deed or an increase in the Tax rates or an imposition of Tax, in each case not actually or prospectively in force at the date of this Deed; or

(c)	any change in the accounting reference date of a member of the Purchaser Group after the date of this Deed;

4.2	to the extent that the matter giving rise to the Claim was taken into account in computing the amount of an allowance, provision or reserve in the Accounts and the relevant Group Company is able to have the benefit of such allowance, provision or reserve; and

4.3	If the Purchaser was aware on or before the date of this Deed of the fact, matter or circumstance forming the basis of the Claim. For this purpose, the Purchaser shall be deemed to have knowledge of any fact or circumstance Fairly Disclosed in the Data Room Information, the Disclosure Letter, the Q and A Responses and the Sale and Purchase Agreement (including all schedules).

5.	THIRD PARTY CLAIMS

5.1	If the Purchaser or the relevant Group Company has a right of recovery or indemnity against a person, including an insurer, in respect (in whole or in part) of a matter which has given rise to or could give rise to a Claim (a right of recovery), the Purchaser must;

(a)	notify the Contributing Parties’ Representatives of the right of recovery as soon as reasonably practicable following it coming to the notice of the Purchaser or any member of the Purchaser Group;

(b)	exercise all reasonable commercial endeavours to mitigate its loss (including, where applicable, the exercise and enforcement of any such right of recovery); and
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(c)	provide the Contributing Parties’ Representatives and their advisers with such information and updates as the Contributing Parties’ Representatives reasonably require in respect of the exercise of any such right of recovery.

5.2	The Contributing Parties will not be liable to make payment in respect of a Claim to the extent that the Purchaser or the relevant Group Company has actually recovered from a third party, including an insurer, an amount which relates to the matter that gave rise to the Claim (in whole or in part). For the avoidance of doubt, this paragraph 5.2 shall not relieve the Contributing Parties from any liability to the extent that the amount so recovered (less the reasonable costs and expenses of making such recovery) falls short of the amount of the Claim.

5.3	If the Contributing Parties pay an amount to the Purchaser in respect of a Claim and the Purchaser subsequently recovers from a third party, including an insurer, an amount which relates (in whole or in part) to the matter that gave rise to the Claim (2, the purchaser must notify the Contributing Parties’ Representatives of that fact and the amount recovered and:

(a)	if the amount paid by the Contributing Parties to the Purchaser is less than the amount recovered from the third party, the Purchaser must pay the Contributing Parties an amount equal to the amount that the Contributing Parties paid to the Purchaser; or

(b)	if the amount paid by the Contributing Parties to the Purchaser is more than the amount recovered from the third party, the Purchaser must pay the Contributing Parties an amount equal to the amount recovered from the third party, less, in each case, the reasonable costs and expenses of recovering such third party amount incurred by the Purchaser Group.

6.	RECOVERY ONLY ONCE

The Purchaser is not entitled to recover more than once in respect of any one matter giving rise to a Claim.

7.	CONDUCT OF CLAIMS

7.1	If the Purchaser becomes aware of a matter which constitutes or which would or might give rise to a Claim:

(a)	the Purchaser shall as soon as reasonably practicable give notice to the Contributing Parties of the matter and shall consult with the Contributing Parties with respect to the matter provided that no delay or failure in so notifying the Contributing Parties shall relieve the Contributing Parties of any liability or obligation hereunder except to the extent of any damage or liability caused by, increased, exacerbated or arising out of such failure;

(b)	the Purchaser shall, and shall ensure that each member of the Purchaser Group will, provide to the Contributing Parties and their advisers reasonable access to premises and personnel during business hours and to relevant assets, documents and records within the power or control of each member of the Purchaser Group for the purposes of investigating the matter and enabling the Contributing Parties to take the action referred to in paragraph (d);
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(c)	the Contributing Parties (at their cost, and subject to completing an undertaking of confidentiality in a form acceptable to the Purchaser, acting reasonably), may take copies the documents or records, and photograph the premises or assets, referred to in paragraph (b);

(d)	the Purchaser shall, and shall ensure that each member of the Purchaser Group will take any action and institute any proceedings, and give any information and assistance, as the Contributing Parties may reasonably request to:
(i)	dispute, resist, appeal, compromise, defend, remedy or mitigate the matter;

(ii)	enforce against a person (other than a Management Party) the rights of a member of the Purchaser Group in relation to the matter; or

(iii)	allow the Contributing Parties the exclusive conduct of the proceedings,

and in each case on the basis that the Contributing Parties shall indemnify the Purchaser on demand against all reasonable costs and expenses incurred as a result of a request or nomination by the Contributing Parties;
(e)	the Purchaser shall not, and shall ensure that no member of the Purchaser Group will, admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Contributing Parties; and

(f)	the Contributing Parties shall not admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Purchaser.

8.	RECOVERY FROM ANOTHER PERSON

8.1	If the Contributing Parties pay to a member of the Purchaser Group an amount in respect of a Claim and a member of the Purchaser Group subsequently recovers from another person an amount which is referable to the matter giving rise to the Claim:

(a)	if the amount paid by the Contributing Parties in respect of the Claim is more than the Sum Recovered, the Purchaser shall immediately pay to the Warrantors the Sum Recovered; and

(b)	if the amount paid by the Contributing Parties in respect of the Claim is less than or equal to the Sum Recovered, the Purchaser shall immediately pay to the Contributing Parties an amount equal to the amount paid by the Contributing Parties, less the amount (if any) of any loss not recovered from the other person by reason of any liability cap or other limitation to which such recovery was subject.

8.2	For the purposes of paragraph 8.1 of this Schedule 3, Sum Recovered means an amount equal to the total of the amount recovered from the other person plus any repayment supplement in respect of the amount recovered from the person under section 825 of the Taxes Act plus any interest in respect of the amount recovered from the person less all reasonable costs incurred by a member of the Purchaser Group in recovering the amount from the person.
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9.	MITIGATION

Nothing in this Schedule 3 restricts or limits the Purchaser’s general obligation at law to mitigate any loss or damage which it may incur in consequence of a matter giving rise to a Claim.

10.	PROVISION OF INFORMATION

If, at any time after the date of this Deed, the Contributing Parties want to insure against its liabilities in respect of Claims, the Purchaser shall subject to any obligation of confidentiality on the part of the Purchaser provide (at the Warrantors’ expense) such information as a prospective insurer may reasonably require before effecting the insurance.

11.	PRESERVATION OF INFORMATION

Upon becoming aware of a Claim, the Purchaser shall, and shall ensure that the Company will use all reasonable endeavours to preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to such Claim.

12.	GENERAL

Nothing in this Schedule 3 shall have the effect of limiting or restricting any liability of any Management Party in respect of a Claim arising as a result of any fraud or fraudulent misrepresentation by that Management Party.
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EXECUTED as a DEED by	)
MAGNUS LUNDBERG	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
ANDERS LUNDMARK	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
JEAN FORCIONE	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
ULRIKA SVENSSON	)
acting by her duly authorised attorney	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
PETER SILFWERBRAND	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
HAKAN ENGLUND	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

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EXECUTED as a DEED by	)
DAVID ESPOSITO	)
acting by his duly authorised attorney	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
KOICHI IWAI	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
STEFAN ESCHBACH	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

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EXECUTED as a DEED by	)
SANTIAGO PULIDO	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
PATRICK DE LOBEL	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
IGENZA CIN AB	)
acting by its duly authorised attorney	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

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EXECUTED as a DEED by	)
MICHAEL LAND FAMILY TRUST	) /s/ Anders Lundmark
acting by its duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
ANTHONY NOTARTHOMAS	)
acting by his duly authorised attorney	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
DENNIS KANE	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness
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EXECUTED as a DEED by	)
FRED M. MARTIN	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
JAMES PALMERE	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
MATTHEW MANNINO	) /s/ Anders Lundmark
acting by his duly authorised attorney	)
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

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EXECUTED as a DEED by	)
ROBERT REINHARDT	)
acting by his duly authorised attorney	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

EXECUTED as a DEED by	)
STEPHEN TREBING	)
acting by his duly authorised attorney	) /s/ Anders Lundmark
in the presence of:	)

/s/ Rickard Magnusson	Signature of witness

Rickard Magnusson	Name of witness

Address of witness

Occupation of witness

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EXECUTED as a DEED by	)
THERMO FISHER SCIENTIFIC INC.	)
in the presence of:	)

/s/Anthony Smith	Signature of officer

Anthony Smith	Name of officer

/s/ Maura A. Spellman	Signature of officer

Maura A. Spellman	Name of officer
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